                                                                    Exhibit 99.5



F O R   I M M E D I A T E   R E L E A S E



                                                   FEBRUARY 2, 1999
                                                   FOR MORE INFORMATION CONTACT:
                                                   ERIN IBELE   - (419) 247-2800
                                                   ED LANGE     - (419) 247-2800



               HEALTH CARE REIT, INC. REPORTS RECORD FFO FOR 1998
              12 CONSECUTIVE QUARTERS OF GREATER THAN 9% FFO GROWTH


         1998 YEAR END RESULTS             1998 YEAR END HIGHLIGHTS
         ---------------------             ------------------------

         - $1.1 billion total assets       - $397 million new investments
         - $98 million gross income        - 46% asset growth
         - $2.57 per diluted share FFO     - 10% per share FFO growth
         - $2.19 per share dividends       - 85% FFO payout ratio


Toledo, Ohio, February 2, 1999........HEALTH CARE REIT, INC. (NYSE/HCN) today announced the operating results for the year ended December 31, 1998. Funds From Operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, achieved a record level of $66,766,000, or $2.57 per diluted share in 1998, a 9.8 percent per diluted share increase from $51,236,000, or $2.34 per diluted share in the prior year.

"We are delighted with the company's 1998 operating results. Driven by outstanding investment activity and consistent portfolio performance, the results exceeded our business plan," commented George L. Chapman, chairman and chief executive officer. "During 1998 we capitalized on current market conditions that generated high yielding, accretive investments for the company. Our strong balance sheet continues to give the company the flexibility to finance its commitments and opportunities, while retaining excellent leverage and coverage ratios. We believe the strength of our existing portfolio and the execution of our investment strategy of providing growth capital to emerging health care companies should lead to increased earnings and profitability for the company during 1999 and beyond."

Net income available to common shareholders for the year totaled $58,149,000, or $2.24 per diluted share, on revenue of $97,992,000 as compared with net income available to common shareholders of $46,478,000, or $2.12 per diluted share, on revenue of $73,308,000 for the year ended 1997.

For the 1998 fourth quarter, FFO totaled $18,380,000, or $0.66 per diluted share, as compared with FFO of $14,375,000, or $0.60 per diluted share, for the same period in 1997, an increase of 10 percent per diluted share. Net income available to common shareholders for the fourth quarter of 1998 totaled $16,468,000, or $0.59 per diluted share, on revenue of $27,770,000, as compared with net income available to common shareholders of $12,950,000, or $0.54 per diluted share, on revenue of $19,731,000 for the three months ended December 31, 1997.

Revenue growth was generated primarily by new investment activity in 1997 and 1998, which totaled $262,646,000 and $397,500,000, respectively. Investment activity contributed to a 46 percent increase in total assets, which at December 31, 1998, totaled $1,073,424,000 as compared with total assets of $734,327,000 at December 31, 1997.

Dividend payments to common shareholders for the year ended December 31, 1998, totaled $56,556,000, or $2.19 per share, as compared with dividend payments of $45,804,000, or $2.11 per share, during 1997. Correspondingly, the FFO payout ratio for 1998 was 85 percent as compared with a FFO payout ratio of 90 percent for 1997, evidence of the company's commitment to reduce its FFO payout ratio to a level below 80 percent during the next 12 to 15 months.

On January 19, 1999, the company announced the private placement of three million shares of convertible preferred stock providing net proceeds of $73 million. The net proceeds of the offering were used to repay borrowings under the company's revolving line of credit arrangements and invest in additional health care properties.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1998, the company had investments in 224 health care facilities in 34 states and had total assets of approximately $1.1 billion.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.


                           FINANCIAL SCHEDULES FOLLOW

    For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN


                                      #####

                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                       DECEMBER 31
                                                             -----------------------------
                                                                 1998               1997
                                                             -----------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                                    $   44,722           $ 22,445
     Buildings & improvements                                   443,574            239,549
     Construction in progress                                   151,317             47,050
                                                             ----------           --------
                                                                639,613            309,044
     Less accumulated depreciation                              (19,624)           (11,769)
                                                             ----------           --------
     Total real property owned                                  619,989            297,275

Loans receivable                                                405,963            412,734
Direct financing leases                                           6,741              7,935
                                                             ----------           --------
                                                              1,032,693            717,944
Less allowance for losses on loans receivable                    (4,987)            (4,387)
                                                             ----------           --------
     Net real estate investments                              1,027,706            713,557

Other assets:
     Direct investments                                          26,180              4,964
     Marketable securities                                        4,106              4,671
     Deferred loan expenses                                       2,389              2,275
     Cash and cash equivalents                                    1,269              1,381
     Receivables and other assets                                11,774              7,479
                                                             ----------           --------
                                                                 45,718             20,770
                                                             ----------           --------
TOTAL ASSETS                                                 $1,073,424           $734,327
                                                             ==========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations             $  171,550           $ 78,400
     Senior unsecured notes                                     240,000            162,000
     Mortgages payable                                            7,429              8,670
     Accrued expenses and other liabilities                      20,686             15,333
                                                             ----------           --------
Total liabilities                                            $  439,665           $264,403

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 3,000,000 in 1998              75,000
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 28,240,165
              in 1998 and 24,341,030 in 1997                     28,240             24,341
     Capital in excess of par value                             520,692            435,603
     Undistributed net income                                    10,434              8,841
     Accumulated other
         comprehensive income                                     3,982              4,671
     Unamortized restricted stock                                (4,589)            (3,532)
                                                             ----------           --------

TOTAL SHAREHOLDERS' EQUITY                                   $  633,759           $469,924
                                                             ----------           --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $1,073,424           $734,327
                                                             ==========           ========


HEALTH CARE REIT, INC.

                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                         DECEMBER 31                  DECEMBER 31
                                                     -------------------          --------------------
                                                       1998       1997              1998        1997
                                                     -------------------          --------------------
Revenues:
     Interest income                                 $12,274     $12,370          $47,515      $45,999
     Prepayment fees                                     167          52              588          529
     Operating leases:
         Rents                                        12,471       6,060           41,953       22,178
         Gain on exercise of options                   1,049           0            1,049            0
     Direct financing leases:
         Lease income                                    214         166              973        1,238
         Gain on exercise of options                       0           0                0            0
     Loan and commitment fees                          1,344         995            5,281        3,036
     Other income                                        251         128              633          328
                                                     -------     -------          -------      -------
                                                     $27,770     $19,731          $97,992      $73,308

Expenses:
     Interest expense                                $ 4,451     $ 3,732          $18,030      $15,365
     Provision for depreciation                        3,128       1,477           10,254        5,287
     General and administrative                        1,757       1,252            6,114        4,858
     Loan expense                                        152         170              685          720
     Provision for losses                                150         150              600          600
                                                     -------     -------          -------      -------
                                                       9,638       6,781           35,683       26,830
                                                     -------     -------          -------      -------

Net Income                                           $18,132     $12,950          $62,309      $46,478

     Preferred stock dividends                         1,664           0            4,160            0
                                                     -------     -------          -------      -------

Net Income Available to Common Shareholders
                                                     $16,468     $12,950          $58,149      $46,478
                                                     =======     =======          =======      =======

Average number of shares outstanding:
     Basic                                            27,572      23,434           25,579       21,594
     Diluted                                          27,930      23,805           25,954       21,929

Net income per share:
     Basic                                           $  0.60     $  0.55          $  2.27      $  2.15
     Diluted                                            0.59        0.54             2.24         2.12

Funds from operations                                $18,380     $14,375          $66,766      $51,236

Funds from operations per share:
     Basic                                           $  0.67     $  0.61          $  2.61      $  2.37
     Diluted                                            0.66        0.60             2.57         2.34

Dividends per share                                  $ 0.555     $ 0.535          $ 2.190      $ 2.110


HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 1998


PORTFOLIO COMPOSITION ($000'S)                                                                               EXHIBIT 1
------------------------------

BALANCE SHEET DATA                        # Properties         # Beds/Units         Balance (1)         % Balance
                                       -------------------------------------------------------------------------------
  Real Property                                 141               11,489             $  619,989               59%
  Loans Receivable                               81                7,520                405,963               38%
  Direct Financing Leases                         2                  193                  6,741                1%
  Direct Investments                           -na-                 -na-                 26,180                2%
                                       -------------------------------------------------------------------------------
Total Investments                               224               19,202             $1,058,873              100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (2)         % Investment
                                       -------------------------------------------------------------------------------
  Assisted Living Facilities                    147                9,824             $  584,288               56%
  Nursing Homes                                  54                7,005                294,414               28%
  Specialty Care Facilities                       6                  713                 91,994                9%
  Retirement Centers                             15                1,366                 60,876                6%
  Behavioral Care                                 2                  294                 10,486                1%
                                       -------------------------------------------------------------------------------
Real Estate Investments                         224               19,202             $1,042,058              100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (2)       % Investment
                                       -------------------------------------------------------------------------------
  Publicly Traded                                74                5,191             $  273,391               26%
  Key Private                                    99                9,377                574,408               55%
  Privately Held                                 51                4,634                194,259               19%
                                       -------------------------------------------------------------------------------
Real Estate Investments                         224               19,202             $1,042,058              100%

NOTES:  (1)  TOTAL INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND DIRECT INVESTMENTS WHICH AMOUNTED TO
             $1,032,693,000 AND $26,180,000, RESPECTIVELY.

        (2)  REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO
             $1,032,693,000 AND $9,365,000, RESPECTIVELY.


REVENUE COMPOSITION ($000'S)                                                                          EXHIBIT 2
----------------------------
                                                  Three Months Ended                 Twelve Months Ended
                                                   December 31, 1998                  December 31, 1998
                                              ----------------------------      ---------------------------
REVENUE BY INVESTMENT TYPE
  Mortgage & Other Loans                        $12,388            45%            $48,415            49%
  Real Property                                  14,522            52%             46,517            48%
  Direct Investments                                644             1%              2,081             2%
  Direct Financing Leases                           216             2%                979             1%
                                              ----------------------------      ---------------------------
  Total                                         $27,770           100%            $97,992           100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                    $13,289            48%            $46,828            48%
  Nursing Homes                                   9,498            34%             33,935            35%
  Specialty Care Facilities                       2,992            11%             11,823            12%
  Retirement Centers                              1,991             7%              5,206             5%
  Behavioral Care                                     0             0%                200             0%
                                              ----------------------------      ---------------------------
  Total                                         $27,770           100%            $97,992           100%

REVENUE BY OWNER TYPE
  Publicly Traded                               $ 8,578            31%            $29,649            30%
  Key Private                                    13,210            48%             46,495            48%
  Privately Held                                  5,982            21%             21,848            22%
                                              ----------------------------      ---------------------------
  Total                                         $27,770           100%            $97,992           100%



HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 1998

REVENUE COMPOSITION (CONTINUED) ($000'S)                                                  EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                      Current Lease      Current Interest      Interest and
       Year            Revenue (1)         Revenue (1)         Lease Revenue        % of Total
---------------------------------------------------------------------------------------------------
       1999             $ 1,260             $    82              $  1,342                1%
       2000                   0               1,716                 1,716                2%
       2001                   0               2,507                 2,507                2%
       2002                 873                 609                 1,482                1%
       2003               3,408               2,858                 6,266                6%
    Thereafter           63,555              36,174                99,729               88%
                    -------------------------------------------------------------------------------
      Total             $69,096             $43,946              $113,042              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED.



COMMITTED INVESTMENT BALANCES                                                                              EXHIBIT 4
-----------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                    Committed
                                                                                     Balance         Investment per
                                          # Properties         # Beds/Units            (1)              Bed/Unit
                                       -----------------------------------------------------------------------------
  Assisted Living Facilities                    147                9,824           $  710,619            $ 72,335
  Nursing Homes                                  54                7,005              316,994              45,253
  Retirement Centers                             15                1,366               73,310              53,668
  Specialty Care Facilities                       6                  713               91,994             129,024
  Behavioral Care                                 2                  294               10,486              35,667
                                       -----------------------------------------------------------------------------
  Total                                         224               19,202           $1,203,403             n/a

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR
           WHICH INITIAL FUNDING HAD COMMENCED.



OPERATOR CONCENTRATION ($000'S)                                                                              EXHIBIT 5
-------------------------------

CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------------------------------------------------------
  Atria Senior Quarters                                    11                $   94,066                    9%
  CareMatrix Corp.                                          8                    82,295                    8%
  Olympus Healthcare Group, Inc.                           13                    78,549                    8%
  Life Care Centers of America, Inc.                       12                    75,334                    7%
  Alternative Living Services                              29                    50,514                    5%
  Remaining Operators                                     151                   661,301                   63%
                                                ----------------------- ----------------------------------------------
  Total                                                   224                $1,042,059                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------------------------------------------------------
  Atria Senior Quarters                                    11                $    9,700                   10%
  Olympus Healthcare Group, Inc.                           13                     8,153                    8%
  Life Care Centers of America, Inc.                       12                     7,737                    8%
  Doctors Corp. of America                                  3                     6,108                    6%
  Alternative Living Services                              29                     5,525                    6%
  Remaining Operators                                     156                    60,769                   62%
                                                ----------------------------------------------------------------------
  Total                                                   224                $   97,992                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 1998.


HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 1998

CAPITALIZATION DATA & OTHER CREDIT SUPPORT ($000'S)                                                      EXHIBIT 6
---------------------------------------------------

                                                   Year Ended December 31
                                            -------------------------------------
CURRENT CAPITALIZATION                            1998          Adjusted (1)         % Balance
-----------------------                     ------------------------------------------------------
Long-Term Debt Obligations                    $  247,429        $  247,429                 24%
Borrowings Under Bank Lines                      171,550            98,550                  9%
Shareholders' Equity                             633,759           706,759                 67%
                                            ------------------------------------------------------
   Total Book Capitalization                  $1,052,738        $1,052,738                100%

Equity Market Capitalization (2)              $  805,710        $  880,710

LEVERAGE (1) & PERFORMANCE RATIOS
---------------------------------

Debt/Total Book Capitalization                       33%     Interest Coverage    3.97x 4th Qtr.
Debt/Book Equity                                     49%                          3.83x LTM

Debt/Total Mkt. Capitalization                       28%     FFO Payout Ratio     84% 4th Qtr.
Debt/Equity Mkt. Capitalization                      39%                          85% LTM

CREDIT ENHANCEMENTS                             Balance                  % Investments
-----------------------------                 ----------     --------------------------------------------
Cross Defaulted                               $  932,206             89% of gross real estate investments
Cross Collateralized                             391,361             96% of mortgage loans
Bank Letters of Credit & Cash                     48,260             4% of committed balance


NOTES:   (1) ADJUSTED FOR 3.0 MILLION CONVERTIBLE PREFERRED SHARES ANNOUNCED JANUARY 19, 1999.
         (2) INCLUSIVE OF OUTSTANDING PREFERRED STOCK.



DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                         EXHIBIT  7
-----------------------------------------------

      Year         Bank Lines of Credit (1)        Senior Notes             Other Debt              Total
-----------------------------------------------------------------------------------------------------------------
      1999                       0                             0                      90                  90
      2000                  15,000                        35,000                      99              50,099
      2001                 175,000                        10,000                     109             185,109
      2002                       0                        20,000                     121              20,121
      2003                       0                        35,000                     133              35,133
      2004                       0                        40,000                     186              40,186
      2005                       0                             0                     549                 549
   Thereafter                    0                       100,000                   6,142             106,142
                  -----------------------------------------------------------------------------------------------
     Total                $190,000                      $240,000                  $7,429            $437,429



NOTES:   (1) REPRESENTS TOTAL LINE CAPACITY.

HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 1998


SELECTED FACILITY DATA                                                                                          EXHIBIT 8
----------------------
                                                           %              %          Coverage Before     Coverage After
                                       Occupancy       Medicare      Private Pay        Mgt. Fees           Mgt. Fees
                                     -------------------------------------------------------------------------------------
Nursing Homes                             83%               13%            25%            1.84x              1.32x
Assisted Living Facilities                90%                0%            95%            1.36x              1.18x
Retirement Centers                        94%                0%            97%            2.52x              2.22x
Specialty Care Facilities                 n/a               31%            25%            4.04x              3.51x
Behavioral Care                           n/a               89%            11%            2.93x              1.48x
                                                                                    --------------------------------------
                                                                                          2.07x              1.65x
NOTES:  FACILITY DATA REPORTED AS LTM THROUGH SEPTEMBER 30, 1998.




INVESTMENT ACTIVITY ($000'S)                                                                                    EXHIBIT 9
----------------------------
                                           Three Months Ended                       Twelve Months Ended
                                           December 31, 1998                         December 31, 1998
                                      ------------------------------           ------------------------------
FUNDING BY INVESTMENT TYPE
  Real Property                        $ 31,012           28%                    $110,432           28%
  Mortgage & Other Loans                 15,309           14%                      52,987           13%
  Construction Advances                  63,053           56%                     211,968           53%
  Direct Investments                      2,375            2%                      22,203            6%
                                      ------------------------------           ------------------------------
  Total                                $111,749          100%                    $397,500          100%

REAL ESTATE INVESTMENTS
  Assisted Living Facilities           $ 74,592           68%                    $263,253           70%
  Nursing Homes                          29,500           27%                      94,128           25%
  Retirement Centers                      5,282            5%                      16,217            4%
  Behavioral Care                             0            0%                       1,699            1%
  Specialty Care Facilities                   0            0%                           0            0%
                                      ------------------------------           ------------------------------
  Total                                $109,374          100%                    $375,297          100%

HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 1998


GEOGRAPHIC CONCENTRATION ($000'S)                                                                           EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------------------------------------------------------
  South                                                   132                $  528,422                   49%
  Northeast                                                37                   263,595                   27%
  West                                                     25                   131,054                   13%
  Midwest                                                  30                   118,988                   11%
                                                ----------------------------------------------------------------------
  Total                                                   224                $1,042,059                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------------------------------------------------------
  Texas                                                    46                $  176,229                   17%
  Florida                                                  27                   120,460                   12%
  Massachusetts                                            15                    93,911                    9%
  North Carolina                                           16                    70,743                    7%
  New York                                                  7                    70,344                    7%
  Remaining States                                        113                   510,372                   48%
                                                ----------------------------------------------------------------------
  Total                                                   224                $1,042,059                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------------------------------------------------------
  Texas                                                    46                $   17,624                   18%
  Massachusetts                                            15                     9,268                    9%
  Florida                                                  27                     8,798                    9%
  New York                                                  7                     7,336                    7%
  Pennsylvania                                             11                     6,646                    7%
  Remaining States                                        118                    48,320                   50%
                                                ----------------------------------------------------------------------
  Total                                                   224                $   97,992                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 1998.